EXHIBIT NO. 99(a)10

MFS SERIES TRUST I

MFS STRATEGIC GROWTH FUND

Pursuant to Section 9.2(b) of the Amended and Restated Declaration of Trust, dated December 16, 2004, as amended, (the “Declaration”), of MFS Series Trust I (the “Trust”), the undersigned, constituting a majority of the Trustees of the Trust, do hereby certify that MFS Strategic Growth Fund, a series of the Trust, has been terminated.

IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of June 22, 2007 and further certify, as provided by the provisions of Section 9.3(c) of the Declaration, that this amendment was duly adopted by the undersigned in accordance with Section 9.3(a) of the Declaration.

ROBERT E. BUTLER
Robert E. Butler	ROBERT J. MANNING
804 W. Park Avenue	Robert J. Manning
State College PA 16803	13 Rockyledge Road
Swampscott MA 01907
LAWRENCE H. COHN
Lawrence H. Cohn	LAWRENCE T. PERERA
45 Singletree Road	Lawrence T. Perera
Chestnut Hill MA 02467	18 Marlborough Street
Boston MA 02116
DAVID H. GUNNING
David H. Gunning	ROBERT C. POZEN
2571 N. Park Blvd.	Robert C. Pozen
Cleveland Heights OH 44106	9 Arlington Street
Boston MA 02116
WILLIAM R. GUTOW
William R. Gutow	J. DALE SHERRATT
3 Rue Dulac	J. Dale Sherratt
Dallas TX 75230	86 Farm Road
Sherborn MA 01770
MICHAEL HEGARTY
Michael Hegarty	LAURIE J. THOMSEN
177 Old Briarcliff Road	Laurie J. Thomsen
Briarcliff Manor NY 10510	235 Nashawtuc Road
Concord MA 01742
J. ATWOOD IVES
J. Atwood Ives	ROBERT W. UEK
17 West Cedar Street	Robert W. Uek
Boston MA 02108	536 Tierra Mar Lane
Naples FL 34108